NEWS

Contact:	George Pipas
313-323-9216
gpipas@ford.com

IMMEDIATE RELEASE

HIGHEST SALES EVER FOR FORD'S NEW MID-SIZE SEDANS;
NEARLY 23,000 FUSIONS, MILANS AND ZEPHYRS
DELIVERED IN AUGUST

•  Combined sales for the Ford Fusion, Mercury Milan, and Lincoln Zephyr in August were 22,863 - easily eclipsing the previous monthly sales record for company's new mid-size sedans.
•  Overall, Ford's August sales up 6 percent compared with July 2006, but down 12 percent compared with August
 2005 when Ford offered employee prices to all customers.
•  Car sales were up 9 percent compared with July and 9 percent compared with August 2005; truck sales were up
 4 percent compared with July, but down 21 percent compared with August 2005.
•  Ford Mustang posts best August sales since 1979 including over 800 Shelby GT 500 models. Total Mustang sales were 17,933, up 64 percent from August 2005.
•  Ford F-Series posts second highest sales month in 2006. Total sales were 76,804, up 11 percent from July, but down 15 percent from last year's record sales.

DEARBORN, Mich., Sept. 1 - Consumer demand continues to grow for Ford's new mid-size sedans (Ford Fusion, Mercury Milan, and Lincoln Zephyr). Combined sales for the trio totaled 22,863, up 13 percent from the previous best sales month (20,267), which was May 2006. Demand for these products is expected to remain strong in the coming months as 2007 models will incorporate several standard safety features (e.g., side air bags) and all-wheel drive as an option.

August sales totaled 255,112, up 6 percent from July 2006, but down 12 percent compared with August 2005 when Ford offered employee prices to all customers.

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The Fusion, Milan, and Zephyr are helping the company to increase car sales and market share. Total Ford car sales were 9 percent higher than July and 9 percent higher than a year ago.

Ford Mustang "rocked the house" in August with sales of 17,933, up 64 percent compared with August 2005. It was the highest Mustang sales in August since 1979. Included in the total were over 800 Shelby GT 500s.

The company's truck sales were up 4 percent compared with July 2006, but down 21 percent compared with August 2005. Ford's F-Series truck had its second highest sales month in 2006. Sales for America's best-selling truck in August were 76,804, up 11 percent from July 2006, but down 15 percent from last year's record sales of 90,388.

"Retail business was very strong at the end of the month," said Al Giombetti, president, Ford and Lincoln Mercury sales and marketing. "Zero percent financing put a big dent in 2006 model inventories." Giombetti noted August retail sales challenged March as the best retail month of the year.

Ford's zero percent financing program is available on 2006 models and concludes September 5 - after the Labor Day weekend.

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